Company Overview

ESTATE OF JUAN MANUEL MEDINA is a foreign Company, which temporarily consists of one department within said Corporate Structure. The name of the Department is the Private Treasury Department. The Foreign Company is organized under ZIN TRUST (Foreign Trust). Within the Territory of Florida, said Foreign Company business office is located in the State of Florida, United States of America (in the State of the union) and NOT the United States. The Foreign Company is looking to establish a trading presence for their securities. The Foreign Company is a foreign private issuer as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act. The Foreign Company is interested in either registering an offering of its securities under the Securities Act or a class of Securities under the Exchange Act, or both. The Foreign private issuer wishes to offer and sell its securities in the United States which includes sell in the open market, at home or abroad, to domestic or foreign banks, firms, corporations, or individuals; debt, debt convertible to equity, equity, face amount certificates, American Depository Receipts/American Depositary Shares (ADR/ADS) and other security types. The Foreign Private Issuer is also interested in pledging said class of securities, guaranty its validity or convertibility or insure its performance; to the account and for the appropriation of domestic or foreign banks, firms, corporations, or individuals; in exchange for real property, personal property, service and/or products.

Management Team

Medina, Juan-Manuel is a part of the Private Treasury Department and is the Private Treasury of said Foreign Company. He was born in the Territory of Florida and within said Territory, he resides in the State of Florida, The United States of America (in state of the Union); hence, he declares (affirm) his allegiance to said foreign state; and NOT United States and/or State of Florida, United States; hence, he is a “national” as defined in United States Statute At Large: PUBLIC LAW 414-JUNE 27,1952 [H.R. 5678]; 66 STAT. CHAP 477; Title 1- Definitions; Section 101. (a)(21). The Private Treasury roles and responsibilities include (but not limited to) maintaining a writing or record, whether in the form of an entry in a book or otherwise, made as a record of transaction, occurrence, or event in regards to or in relation to said Foreign Company; ensuring that private property nor right of way are being appropriated to the use of corporations and individuals without Full Faith and Credit (Equal Exchange); investigating criminal activities relating to (but not limited to) security types by following the financial trial; which ultimately leads to violation of the tax laws and numerous other related financial crimes or other applicable laws; and above all, ensure that the unalienable Rights of the Private Treasury are explicitly reserved; hence, guaranteeing that said unalienable Rights are not violated (e.g. System of Peonage, Debt Peonage, Debt Bondage; etc).